Exhibit 99.2

Go Private Note from Harold Hamm

Continental Resources today announced a significant milestone in the process to become a private company once again. We have all felt the limits of being publicly held over the last few years, and in such a time as this, when the world desperately needs what we produce, I have never been more optimistic about where we are headed.

Someone in a meeting recently told me that I needed sunglasses because our future looks so bright. We are in our 55th year, and I couldn’t agree more. Why? It can be summed up in one word — freedom.

Freedom to make production and development decisions for the long term.

Freedom to explore.

Freedom to lead.

Freedom to innovate.

Freedom to invest.

Freedom to grow.

Our freedom was a key to our success prior to going public, and it will be integral to our continued success for decades to come. I know that we will all stay focused on doing our work safely, efficiently and effectively, with our unwavering commitment to producing energy responsibly.

Thank you for playing an essential role in the success of Continental as we work to produce the energy the world needs. One thing that remains core to Continental is you. On behalf of my family, rest assured we believe this more now than ever.

All of us are enthusiastic to see Continental reach new heights. I personally am filled with pride to enter this next stage with Shelly, Deana, Tom, Jane, and Hilary. I am grateful for their support and recognize that, without it, Continental wouldn’t be where it is today.

Think about pivotal moments in our history up to this point. From the many breakthroughs in exploration to leading the industry in horizontal drilling technology, when history is made in this business, Continental is there. We always have been. And we always will be.

It’s always been about exploration for Continental and certainly will be into the future. This move will enhance our ability to maintain our competitive edge and will enable us to be even more nimble in our efforts to create value through the drill bit.

We will continue to innovate, and we will play an essential role for decades to come as we do our part to help secure America’s energy independence without any encumbrances. It’s good for our families, our communities, our country and the world.

Let’s go find some oil,

Harold